Exhibit 3.1
This is to Certify that the annexed copy has been compared by me with the record on file in this Department and that the same is a true copy thereof.
This certificate is in due form, made by me as the proper officer, and is entitled to have full faith and credit given it in every court and office within the United States.

In testimony whereof, I have hereunto set my hand, in the City of Lansing, this 27th day of May, 2010

Director

Bureau of Commercial Services

GOLD SEAL APPEARS ONLY ON ORIGINAL

MICHIGAN DEPARTMENT OF ENERGY, LABOR & ECONOMIC GROWTH BUREAU OF COMMERCIAL SERVICES
Date Received	(FOR BUREAU USE ONLY)
MAY 27 2010	This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name Matthew I. Roslin
Address 5151 Corporate Drive
City Troy, Michigan 48098	State	ZIP Code
Ç	Document will be returned to the name and address you enter above.		È
	If left blank document will be mailed to the registered office.			EFFECTIVE DATE:
CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
For use by Domestic Profit and Nonprofit Corporations
(Please read information and instructions on the last page)
Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is: Flagstar Bancorp, Inc.

2.	The identification number assigned by the Bureau is: 039-751

3.	Article III of the Articles of Incorporation is hereby amended to read as follows:

The following language is hereby added to the end of Article III:

“Effective at 4:15 p.m. EDT, on the date of filing of this Certificate of Amendment with the State of Michigan, every ten outstanding shares of common stock will be combined into and automatically become one share of outstanding common stock of the Corporation. The Corporation will not issue fractional shares on account of the foregoing reverse stock split; all shares that are held by a shareholder as of the effective date hereof shall be aggregated and each fractional share resulting from the reverse stock split after giving effect to such aggregation shall be cancelled.

In lieu of any fractional share to which a stockholder would otherwise be entitled as a result of the reverse stock split, such shareholder will be paid a cash amount for such fractional shares equal to the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the per share closing price of the common stock on the trading day immediately prior to the effective time of the reverse stock split, as such price is reported on the NYSE.

The number of authorized shares of common stock shall be reduced to 300,000,000 by virtue of the Certificate of Amendment.”
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COMPLETE ONLY ONE OF THE FOLLOWING:

4. Profit or Nonprofit Corporation: For amendments adopted by unanimous consent of Incorporators before the first meeting of the board of directors or trustees.
The foregoing amendment to the Articles of Incorporation was duly adopted on the                      day of                                         ,                     , in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.

Signed this day of ,

(Signature)	(Signature)

(Type or Print Name)	(Type or Print Name)

(Signature)	(Signature)

(Type or Print Name)	(Type or Print Name)

5. Profit Corporation Only: Shareholder or Board Approval
The foregoing amendment to the Articles of Incorporation proposed by the board was duly adopted on the 27th day of May, 2010, by the: (check one of the following)
☑	shareholders at a meeting in accordance with Section 611(3) of the Act.

☐	written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

☐	written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.

☐	board of a profit corporation pursuant to section 611(2) of the Act.

Profit Corporations and Professional Service Corporations Signed this 27 day of May, 2010
By	/s/ Matthew I. Roslin
(Signature of an authorized officer or agent)

Matthew I. Roslin
(Type or Print Name)

GOLD SEAL APPEARS ONLY ON ORIGINAL